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                                                                    EXHIBIT 5.01

                      [LETTERHEAD OF FENWICK & WEST LLP]


                                 May 30, 1997

Ultradata Corporation
5000 Franklin Drive
Pleasanton, CA  94588

Gentlemen/Ladies:

     At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and
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Exchange Commission on or about May 30, 1997 in connection with the registration under the Securities Act of 1933, as amended, of 600,000 shares of your Common Stock (the "Stock") subject to issuance by you upon the exercise of that certain
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nonqualified stock option granted to Robert J. Majteles, President and Chief
Executive Officer of ULTRADATA Corporation, dated October 17, 1996 (the
"Non-Plan Option"). As your counsel, we have examined the proceedings with
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respect to the grant of the Non-Plan Option.

     It is our opinion that the 600,000 shares of Stock that may be issued and sold by you upon the exercise of the Non-Plan Option, when issued and sold in the manner referred to in the Non-Plan Option, and the Prospectus associated with the Non-Plan Option, will be legally issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto.

                                       Very truly yours,

                                       /s/ FENWICK & WEST LLP
                                       FENWICK & WEST LLP